Exhibit 4.8

DATED

3 July 2014

NAVIGATOR HOLDINGS LTD.

Schedule 4 Company Share Option Plan

CONTENTS

CLAUSE

1.	Interpretation	1

2.	Grant of Options	5

3.	Performance Conditions	6

4.	Overall limits on grants	8

5.	Individual limits on grants	8

6.	Lapse and suspension of Options	8

7.	Exercise of Options	10

8.	Manner of exercise of Options	12

9.	Tax liabilities	14

10.	Relationship with employment contract	15

11.	Takeovers and liquidations	15

12.	Variation of share capital	18

13.	Notices	19

14.	Administration and amendment	20

15.	Governing law	22

16.	Jurisdiction	22

17.	Third party rights	22

18.	Data protection	22

Rules of the NAVIGATOR HOLDINGS LTD. Company Share Option Plan

Established by resolution of the board of directors of the Company on 3 July 2014.

1.	INTERPRETATION

1.1	The following definitions and rules of interpretation apply in the Plan.

Adoption Date: the date of the adoption of the Plan by the Company.

Associate: has the meaning given in paragraph 12 of Schedule 4.

Associated Company: has the meaning given in paragraph 35 of Schedule 4.

Board: the board of directors of the Company or a committee of directors appointed by that board to carry out any of its functions under the Plan.

Business Day: a day other than a Saturday, Sunday or public holiday in England when banks in London are open for business.

Company: Navigator Holdings Ltd. incorporated in the Marshall Islands with its registered address at Trust Company Complex, Ajeltake Island, Ajeltake Road, Majuro, Marshall Islands MH96960.

Constituent Company: any of the following:

(a)	the Company; and

(b)	any Eligible Company nominated by the Board to be a Constituent Company at the relevant time.

Control: has the meaning given in section 719 of ITEPA 2003.

Date of Grant: the date on which an Option is granted under the Plan.

Dealing Day: a day on which the New York Stock Exchange is open for the transaction of business.

Dilutive Shares: On any date, all shares of the Company that:

(a)	have been issued, or transferred out of treasury, on the exercise of options granted, and in satisfaction of any other awards made, under any Share Incentive Scheme (including the Plan) in the shorter of:

(i)	the ten years ending on (and including) that date; and

(ii)	the period since such shares were first admitted to trading on the New York Stock Exchange; and

(b)	remain capable of issue, or transfer out of treasury, under any Existing Options.

Discretionary Dilutive Shares: Dilutive Shares that:

(a)	were acquired under; or

(b)	remain subject to Existing Options granted under,

any Share Incentive Scheme (such as the Plan) under which awards:

(c)	are made at the discretion of the Board or any other grantor; and

(d)	not to all, or substantially all, employees who wish to participate.

Eligible Company: any company of which the Company has Control, including any jointly owned company (as defined in paragraph 34 of Schedule 4):

(a)	that is treated as being under the Company’s Control under paragraph 34 of Schedule 4; and

(b)	that is not excluded from being a Constituent Company under paragraph 34(4) of Schedule 4.

Eligible Employee: any Employee who:

(a)	does not have a Material Interest (either on his own or together with one or more of his Associates), and has not had such an interest in the last 12 months; and

(b)	has no Associate or Associates that has or (taken together) have a Material Interest, or had such an interest in the last 12 months; and

(c)	is either:

(i)	not a director of any Constituent Company; or

(ii)	a director of a Constituent Company who is required to devote at least 25 hours per week (excluding meal breaks) to his duties.

Employee: an employee of a Constituent Company.

Employer NICs: Secondary class 1 (employer) NICs (or any similar liability for social security contributions in any jurisdiction) that are included in any Tax Liability (or that would be included in any Tax Liability if an election of the type referred to in rule 9.2(b) had not been made) and that may be lawfully recovered from the Option Holder.

Exercise Price: the price at which each Share subject to an Option may be acquired on the exercise of that Option, which (subject to rule 12):

(a)	if Shares are to be newly issued to satisfy the exercise of the Option, may not be less than the nominal value of a Share; and

(b)	may not be less than the Market Value of a Share on the Date of Grant.

Existing CSOP Options: all:

(a)	Options; and

(b)	options granted under any other Schedule 4 CSOP that has been established by the Company or any of its Associated Companies,

that can still be exercised.

Existing Option: an option or any other right to acquire or receive Shares granted under any Share Incentive Scheme (including the Plan), that remains capable of exercise, or in the case of options or rights that do not require exercise, remains capable of satisfaction.

Grantor: the person granting an Option, that may be:

(a)	the Company; or

(b)	the trustees of an employee benefit trust authorised by the Board to grant Options at the relevant time; or

(c)	any other person so authorised.

HMRC: HM Revenue & Customs.

ITEPA 2003: the Income Tax (Earnings and Pensions) Act 2003.

Key Feature: any provision of the Plan that is necessary to meet the requirements of Schedule 4.

Listing Rules: the rules, regulations and provisions contained in the New York Stock Exchange Listed Company Manual, as amended from time to time.

Market Value: whichever of the following applies:

(a)	on any day on which Shares are listed on the New York Stock Exchange the average of the middle market quotations on that exchange for the three immediately preceding Dealing Days;

(b)	on any day on which Shares are not listed on that exchange, the market valu e determined in accordance with the applicable provisions of Part VIII of the Taxation of Chargeable Gains Act 1992, as agreed in advance of the relevant Date of Grant with HMRC Shares and Assets Valuation.

If Shares are subject to a Relevant Restriction, Market Value shall be determined as if they were not subject to a Relevant Restriction.

For the purposes of rule 11.6 Market Value must be determined using a methodology agreed by HMRC.

Material Interest: has the meaning given in paragraph 9 of Schedule 4.

Option: a right to acquire Shares granted under the Plan.

Option Certificate: a certificate setting out the terms of an Option, issued under rule 2.3.

Option Holder: an individual who holds an Option or, where applicable, his personal representatives.

Performance Condition: any condition set under rule 3 that:

(a)	must be met before an Option can be exercised at all; and/or

(b)	provides that the extent to which an Option becomes capable of exercise shall be determined by reference to performance over a certain period measured against specified targets.

Personal Data: any personal information which could identify an Option Holder including Options held under the Plan or under any other employee share scheme operated by the Company.

Plan: the employee share option plan constituted and governed by these rules, as amended from time to time.

Redundancy: has the meaning given by the Employment Rights Act 1996.

Relevant CSOP Options: all Options granted under the Plan (and any other Schedule 4 CSOP as a result of employment with the Company (or any other member of a group of companies to which the Company belongs)) that can still be exercised.

Relevant Restriction: any provision included in any contract, agreement, arrangement or condition to which any of sections 423(2), 423(3) and 423(4) of ITEPA 2003 would apply if references in those sections to employment-related securities were references to Shares.

Rollover Period: any period during which Options may be exchanged for options over shares in another company (under paragraph 26 of Schedule 4, rule 11.6 and rule 11.7).

Schedule 4: Schedule 4 to ITEPA 2003.

Schedule 4 CSOP: a share plan that meets the requirements of Schedule 4 to ITEPA 2203.

Share Incentive Scheme: any arrangement to provide employees and/or directors with shares.

Shares: common shares, par value US$0.01 per share of the Company (subject to rule 12) that meet the requirements of paragraphs 16 to 18 and paragraph 20 of Schedule 4.

Sufficient Shares: the smallest number of Shares that, when sold, will produce an amount at least equal to the relevant Tax Liability (after deduction of brokerage and any other charges or taxes on the sale).

Tax Liability: the total of:

(a)	any PAYE income tax and primary class 1 (employee) national insurance contributions (or any similar liability to withhold amounts in respect of income tax or social security contributions in any jurisdiction) that any employer (or former employer) of an Option Holder is liable to account for as a result of the exercise of an Option; and

(b)	if the relevant Option includes the requirement specified in rule 9.2, any Employer NICs that any employer (or former employer) of an Option Holder is liable to pay as a result of the exercise of an Option.

1.2	Rule headings shall not affect the interpretation of the Plan.

1.3	Unless the context otherwise requires, words in the singular shall include the plural and in the plural shall include the singular.

1.4	Unless the context otherwise requires, a reference to one gender shall include a reference to the other genders.

1.5	A reference to a statute or statutory provision is a reference to it as amended, extended or re-enacted from time to time.

1.6	A reference to a statute or statutory provision shall include all subordinate legislation made from time to time under that statute or statutory provision.

1.7	A reference to writing or written includes fax and e-mail.

1.8	Any obligation on a party not to do something includes an obligation not to allow that thing to be done.

1.9	A reference to the Plan or to any other agreement or document referred to in the Plan is a reference to the Plan or such other agreement or document as varied or novated (in each case, other than in breach of the provisions of the Plan) from time to time.

1.10	References to rules are to the rules of the Plan.

1.11	Any words following the terms including, include, in particular, for example or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms.

2.	GRANT OF OPTIONS

2.1	Subject to the rules of the Plan, any Grantor may grant Options to any Eligible Employee it chooses at any time.

2.2	Options may not be granted:

(a)	at any time when that grant would be prohibited by, or in breach of any:

(i)	law; or

(ii)	regulation with the force of law; or

(iii)	rule of an investment exchange on which Shares are listed or traded, part of any non-statutory rule (including the Listing Rules) that binds the Company or with which the Board has resolved to comply;

(b)	before the Approval Date; or

(c)	after the tenth anniversary of the Adoption Date.

2.3	An Option shall be granted by the Grantor executing an Option Certificate in a form approved by the Board. Each Option Certificate shall be sent to the relevant Option Holder and shall specify (without limitation):

(a)	the Date of Grant of the Option;

(b)	the number and class of the Shares over which the Option is granted;

(c)	the Exercise Price;

(d)	the date(s) after which the Option, or part of the Option, may be exercised, unless an earlier event occurs to cause the Option to lapse or to become exercisable, in whole or in part. Any such date may not be earlier than the third anniversary of the Date of Grant or later than the tenth anniversary of the Date of Grant;

(e)	the date when the Option will lapse, assuming that the Option is not exercised earlier and no event occurs to cause the Option to lapse earlier. This date may not be:

(i)	earlier than the date falling one year after the latest date specified under rule 2.3(d); or

(ii)	later than the tenth anniversary of the Date of Grant;

(f)	any Performance Conditions, and the method by which the Performance Conditions may be varied or waived;

(g)	a statement that:

(i)	the Option is subject to these rules, Schedule 4 and any other legislation applying to Schedule 4 CSOPs; and

(ii)	the provisions listed in rule 2.3(g)(i) shall prevail over any conflicting statement relating to the Option’s terms; and

(h)	whether or not the shares are subject to any Relevant Restrictions and, if so, the nature of the Relevant Restrictions.

2.4	No amount shall be paid for the grant of an Option.

3.	PERFORMANCE CONDITIONS

3.1	On the Date of Grant of any Option, the Grantor:

(a)	may specify one or more Performance Conditions for the Option; and

(b)	may specify, for any Performance Condition:

(i)	any restrictions that will apply to variation or waiver of that Performance Condition under rule 3.4; or

(ii)	that there may be no such variation or waiver.

3.2	A Performance Condition may be specified to apply only to part of an Option.

3.3	Any Performance Condition shall be an objective measure of the performance of:

(i)	the Company; or

(ii)	the Option Holder; or

(iii)	a business unit of which the Option Holder is a part; or

3.4	Subject to any restrictions on variation or waiver specified by the Grantor under rule 3.1(b), the Board may vary or waive any Performance Condition if events occur that cause:

(a)	an Option to become exercisable before the end of the period over which the original Performance Condition was to be assessed, if the original Performance Condition cannot reasonably be applied to the shortened time period; or

(b)	the Board to decide the Performance Condition is no longer an appropriate measure of performance,

but any varied Performance Condition must be (in the reasonable opinion of the Board):

(c)	no more difficult to satisfy than the original Performance Condition was at the Date of Grant; and

Under this rule 3.4, the Board shall exercise its discretion in a manner that is fair and reasonable.

3.5	The Board shall determine whether, and to what extent, Performance Conditions have been satisfied.

3.6	If an Option is subject to any Performance Condition, the Board shall notify the Option Holder (and the Grantor, if not the Company) within a reasonable time after the Board becomes aware of the relevant information:

(a)	whether (and if relevant, to what extent) the Performance Condition has been satisfied;

(b)	when that Performance Condition has become incapable of being satisfied, in whole or in part; and

(c)	of any waiver or variation of that Performance Condition under rule 3.4.

4.	OVERALL LIMITS ON GRANTS

4.1	No Option shall be granted under rule 2 if that grant would result in the total number of Dilutive Shares exceeding 10% of the issued share capital of the Company.

4.2	No Options shall be granted under rule 2 if that grant would result in the total number of Discretionary Dilutive Shares exceeding 5% of the issued share capital of the Company.

4.3	If the Board decides that the Performance Conditions for any proposed Options (or similar conditions for awards already made over a substantial proportion of Discretionary Dilutive Shares) will be, are or were sufficiently demanding, the limit in rule 4.2 (but not that in rule 4.1) may be exceeded. In making a decision under this rule 4.3, the Board shall consider institutional investor guidelines.

5.	INDIVIDUAL LIMITS ON GRANTS

5.1	References to Market Value in this rule 5 are to the Market Value on the date on which the relevant option was granted.

5.2	If the grant of any share option intended to be an Option (referred to in this rule 5.2 as the “Excess Option”) would cause the total Market Value of shares subject to:

(a)	the Excess Option; and

(b)	all Existing CSOP Options held by the relevant Eligible Employee,

to exceed £30,000 (or any other amount specified in paragraph 6 of Schedule 4 at the relevant time), the whole of that Excess Option shall take effect as a share option granted outside the Plan (but subject to the same terms and conditions as if it were an Option) and without the tax advantages available for Options.

6.	LAPSE AND SUSPENSION OF OPTIONS

6.1	Options may not be transferred or assigned or have any charge or other security interest created over them. An Option shall lapse if the relevant Option Holder attempts to do any of those things. But, the transfer of an Option to an Option Holder’s personal representatives on the death of the Option Holder will not cause an Option to lapse.

6.2	An Option shall lapse on the earliest of the following:

(a)	any attempted action by the Option Holder falling within rule 6.1; or

(b)	when a Performance Condition applying to the whole Option becomes incapable of being met, as a result of which no part of the Option can be exercised; or

(c)	the date on which the Option shall lapse, as specified in the Option Certificate; or

(d)	the first anniversary of the Option Holder’s death; or

(e)	the expiry of any time limit for the exercise of an Option specified in rule 7.1;

(f)	if rule 6.4 applies, the earliest applicable event specified in rule 6.8; or

(g)	if any part of rule 11 applies, expiry of the time specified for the exercise of the Option under that part of rule 11; or

(h)	when the Option Holder becomes bankrupt under Part IX of the Insolvency Act 1986, or applies for an interim order under Part VIII of the Insolvency Act 1986, or proposes or makes a voluntary arrangement under Part VIII of the Insolvency Act 1986, or takes similar steps, or is similarly affected, under laws of any jurisdiction that correspond to those provisions of the Insolvency Act.

6.3	Part of an Option shall lapse where:

(a)	a Performance Condition set for that Option has been met in such a way that the Option has become, and shall remain, exercisable only in part; or

(b)	a Performance Condition set for part of that Option becomes incapable of being met, as a result of which that part of the Option cannot be exercised; or

(c)	Rule 6.4 applies and the Board has determined under rule 7.2 that the Option may be exercised, but only in part.

6.4	Subject to rule 6.6 and rule 7.2, an Option (in this rule 6.4, the “Suspended Option”) cannot be exercised under any rule of the Plan after the Option Holder has ceased employment with any Eligible Company for any reason other than an event specified in rule 7.1(b) or rule 7.1(c), unless:

(a)	the Option Holder becomes (or remains) an employee of another Eligible Company at (or about) the same time; or

(b)	the Board decides to permit exercise of the Suspended Option under rule 7.2.

6.5	The Board shall notify the relevant Grantor (if the Grantor is not the Company) of any Option to which rule 6.4 applies, within a reasonable time after the Board becomes aware of that fact.

6.6	If:

(a)	notice to terminate employment is given to an Option Holder; and

(b)	that termination falls within rule 6.4,

the time the notice is given shall be treated under rule 6.4 (but not rule 6.8(b)(i)) as the time at which the relevant employment ends. If this rule 6.6 applies, an Option Holder will not be able to exercise his Option after the giving of notice by or to him, subject to rule 7.2.

6.7	A Suspended Option shall not become exercisable under these rules unless the Board decides to permit its exercise under rule 7.2.

6.8	Unless it lapses earlier under rule 6.2, a Suspended Option shall lapse:

(a)	if the Board has decided that the Suspended Option may be exercised in whole or in part under rule 7.2, at the end of the period during which it may be exercised under that Board decision; or

(b)	if the Board has not decided that the Suspended Option may be exercised in whole or in part under rule 7.2, on the earlier of:

(i)	the date falling three months after the relevant cessation of employment; or

(ii)	any date on which the Board determines that it will not allow exercise of the Suspended Option under rule 7.2.

7.	EXERCISE OF OPTIONS

7.1	Subject to rule 6, the rest of this rule 7 and rule 11, an Option (or part of it) may be exercised:

(a)	from the earliest date on which the Option (or the relevant part of it) may be exercised as set out in the Option Certificate;

(b)	within 6 months of the Option Holder ceasing to be an employee of any Eligible Company because of:

(i)	injury or disability or retirement (however, evidence that the cessation is caused by injury or disability or amounts to retirement must be provided to the Board’s satisfaction);

(ii)	Redundancy;

(iii)	the Constituent Company that employs the Option Holder ceasing to be Controlled by the Company; or

(iv)	a relevant transfer within the meaning of the Transfer of Undertakings (Protection of Employment) Regulations 2006 causing the Option Holder’s employment to be transferred to a company which is not an Eligible Company; or

(c)	within 12 months of the Option Holder’s death.

7.2	If rule 6.4 applies:

(a)	At any time during the period of three months after the relevant cessation of employment, the Board may decide that all or any part of a Suspended Option (as defined in rule 6.4) may be exercised. Any such decision, and whether to consider making such a decision, shall be entirely at the discretion of the Board.

(b)	The Board may specify a period for the exercise of a Suspended Option under this rule 7.2 that begins and/or ends before the period for exercise specified in the Option Certificate.

(c)	Any period specified by the Board for the exercise of a Suspended Option under this rule 7.2 may not end later than the latest date on which that Option could have been exercised under the Option Certificate if it had not become a Suspended Option;

(d)	An Option to which this rule 7.2 applies:

(i)	may be exercised in accordance with the terms of any decision of the Board to permit its exercise under this rule 7.2, subject to rule 7.5; and

(ii)	shall lapse according to rule 6.3(c) (if applicable) and rule 6.8.

(e)	The Board shall notify the relevant Option Holder (and the relevant Grantor, if not the Company) of any decision made under this rule 7.2, including any decision not to permit the exercise of a Suspended Option, within a reasonable time after making it.

7.3	No Option may be exercised when its exercise is prohibited by, or would be a breach of, any of the following that then apply:

(a)	the Listing Rules; or

(b)	any other rule, code or set of guidelines (such as a personal dealing code adopted by the Company) with a similar purpose and effect to any part of the Listing Rules or applicable securities laws; or

(c)	any law or regulation with the force of law.

7.4	No Option may be exercised at any time when the Option Holder:

(a)	has a Material Interest (any interests of the Option Holder’s Associates being treated as belonging to the Option Holder for this purpose); or

(b)	had a Material Interest in the 12 months before that time (any interests of the Option Holder’s Associates being treated as having belonged to the Option Holder for this purpose).

7.5	An Option may only be exercised to the extent that any Performance Conditions have been met. This rule 7.5 continues to apply to (without limitation) any exercise of an Option permitted under rule 7.2 or to which rule 11 applies.

7.6	An Option may only be exercised if the Option Holder has:

(a)	confirmed his agreement to rule 9 in writing (this confirmation may be included in the exercise notice); and

(b)	made any arrangements, or entered into any agreements, required under rule 9.

8.	MANNER OF EXERCISE OF OPTIONS

8.1	Where an Option is exercised in part, it shall be exercised over at least 100 Shares or, if less, the number of Shares over which the Option is then exercisable. Following any partial exercise, the Grantor shall issue a new Option Certificate for the Shares that are still subject to the Option.

8.2	An Option shall be exercised by the Option Holder giving a written exercise notice to the Grantor, that shall:

(a)	set out the number of Shares over which the Option Holder wishes to exercise the Option. If that number exceeds the number over which the Option may be validly exercised at the time:

(i)	the Option shall be treated as exercised only in respect of that lesser number; and

(ii)	any excess amount paid to exercise the Option or meet any Tax Liability shall be refunded; and

(b)	be made using a form that the Board shall have approved;

(c)	include a power of attorney appointing the Company as the Option Holder’s agent and attorney for the purposes of rule 9.2(b), rule 9.4 and rule 9.6;

(d)	include the confirmation required under rule 7.6(a) (unless this has been provided separately);

(e)	be copied to the Company, if the Grantor is not the Company; and

(f)	be accompanied by the relevant Option Certificate. If an Option Certificate has been lost, the relevant Option may still be exercised, but the Grantor may make it a condition of exercise that the Option Holder shall enter into a formal acknowledgement that the Option Certificate is lost and a binding undertaking to return it for cancellation if recovered at a later date and indemnify the Grantor from any liabilities arising therefrom.

8.3	Any exercise notice shall be accompanied by:

(a)	payment of an amount equal to the Exercise Price multiplied by the number of Shares specified in the notice; and

(b)	any payment required under rule 9; and/or

(c)	any documents relating to arrangements or agreements required under rule 9.

8.4	Any exercise notice shall be invalid:

(a)	to the extent that it is inconsistent with the Option Holder’s rights under these rules and the Option Certificate; or

(b)	if any of the requirements of rule 8.2 or rule 8.3 are not met; or

(c)	if any payment referred to in rule 8.3 is made by a cheque that is not honoured on first presentation or in any other manner that fails to transfer the expected value to the Grantor.

The Grantor may permit the Option Holder to correct any defect referred to in rule 8.4(b) or rule 8.4(c) (but shall not be obliged to do so). The date of any corrected exercise notice shall be the date of the correction rather than the original notice date for all other purposes of the Plan.

8.5	Shares shall be issued (or transferred, as appropriate) within 30 days after a valid Option exercise, subject to the other rules of the Plan.

8.6	Except for any rights determined by reference to a date before the date of issuance, Shares issued in satisfaction of the exercise of an Option shall rank equally in all respects with the other shares of the same class in issue at the date of issuance.

8.7	If the Shares are listed or traded on any stock exchange, the Company shall apply to the appropriate body for any newly issued Shares issued upon exercise of an Option to be admitted to trading on that exchange.

9.	TAX LIABILITIES

9.1	Each Option shall include a requirement that the Option Holder irrevocably agrees to:

(a)	pay to the Company, his employer or former employer (as appropriate) the amount of any Tax Liability; or

(b)	enter into arrangements to the satisfaction of the Company, his employer or former employer (as appropriate) for payment of any Tax Liability.

9.2	Unless the Constituent Company that employs the relevant Eligible Employee directs that it shall not, each Option shall include a requirement that the Option Holder irrevocably agrees that:

(a)	the Company, his employer or former employer (as appropriate) may recover the whole or any part of any Employer NICs from the Option Holder; or

(b)	at the request of the Company, his employer or former employer, the Option Holder shall elect (using a form approved by HMRC) that the whole or any part of the liability for Employer NICs shall be transferred to the Option Holder.

9.3	An Option Holder’s employer or former employer may decide to release the Option Holder from, or not to enforce, any part of the Option Holder’s obligations in respect of Employer NICs under rule 9.1 and rule 9.2.

9.4	If an Option Holder does not fulfil his obligations under either rule 9.1(a) or rule 9.1(b) in respect of any Tax Liability arising from the exercise of an Option within seven days after the date of exercise and Shares are readily saleable at that time, the Grantor shall withhold Sufficient Shares from the Shares that would otherwise be delivered to the Option Holder. From the net proceeds of sale of those withheld Shares, the Grantor shall pay to the Company, employer or former employer an amount equal to the Tax Liability and shall pay any balance to the Option Holder.

9.5	Option Holders shall have no rights to compensation or damages on account of any loss in respect of Options or the Plan where such loss arises (or is claimed to arise), in whole or in part, from the Plan ceasing to be a Schedule 4 CSOP.

9.6	Each Option shall include a requirement that the Option Holder irrevocably agrees to enter into a joint election under section 431(1) or section 431(2) of ITEPA 2003, if required to do so by the Company, his employer or former employer, on or before the date of exercise of the Option.

10.	RELATIONSHIP WITH EMPLOYMENT CONTRACT

10.1	The rights and obligations of any Option Holder under the terms of his office or employment with the Company (or any Eligible Company or former Eligible Company) shall not be affected by being an Option Holder.

10.2	The value of any benefit realised under the Plan by Option Holders shall not be taken into account in determining any pension or similar entitlements.

10.3	Option Holders and Employees shall have no rights to compensation or damages on account of any loss in respect of Options or the Plan where such loss arises (or is claimed to arise), in whole or in part, from:

(a)	termination of office or employment with; or

(b)	notice to terminate office or employment given by or to,

the Company, any Eligible Company or any former Eligible Company. This exclusion of liability shall apply however termination of office or employment, or the giving of notice, is caused and however compensation or damages may be claimed.

10.4	Option Holders and Employees shall have no rights to compensation or damages from the Company, any Constituent Company or any former Constituent Company on account of any loss in respect of Options or the Plan where such loss arises (or is claimed to arise), in whole or in part, from:

(a)	any company ceasing to be a Constituent Company; or

(b)	the transfer of any business from a Constituent Company to any person that is not a Constituent Company.

This exclusion of liability shall apply however the change of status of the relevant Constituent Company, or the transfer of the relevant business, is caused, and however compensation or damages may be claimed.

10.5	An Employee shall not have any right to receive Options, whether or not he has previously been granted any.

11.	TAKEOVERS AND LIQUIDATIONS

11.1	For the purposes of this rule 11, a “Relevant Event” means:

(a)	a person (the “Controller”) obtaining Control of the Company as a result of:

(i)	making a general offer to acquire the whole of the issued share capital of the Company (except for any capital already held by the Controller or any person connected with the Controller) that is made on a condition such that, if it is satisfied, the person making the offer will have Control of the Company; or

(ii)	making a general offer to acquire all the shares in the Company (except for any shares already held by the Controller or any person connected with the Controller) that are of the same class as the Shares; or

(b)	the court sanctioning a compromise or arrangement under section 899 of the Companies Act 2006 that is applicable to or affects:

(i)	all the common stock of the Company or all the shares of the same class as the shares to which the option relates; or

(ii)	all the shares, or all the shares of that same class, which are held by a class of shareholders identified otherwise than by reference to their employment or directorships or their participation in a Schedule 4 CSOP; or

(c)	shareholders becoming bound by a non-UK reorganisation (as defined by paragraph 35ZA of Schedule 4) that is applicable to or affects:

(i)	all the common shares of the Company or all the shares of the same class as the shares to which the option relates; or

(ii)	all the shares, or all the shares of that same class, which are held by a class of shareholders identified otherwise than by reference to their employment or directorships or their participation in a Schedule 4 CSOP; or

(d)	a person becomes bound or entitled to acquire Shares under sections 979 to 985 of the Companies Act 2006.

11.2	The exercise of Options under this rule 11 is subject to the rules of the Plan, including in particular rule 6.4, rule 7.5, rule 8 and rule 9.

11.3	Subject to rules 11.4 and 11.6 an Option may be exercised:

(a)	within 6 months of a Relevant Event occurring under rule 11.1(a), rule 11.1(b), or rule 11.1(c);

(b)	at any time after a Relevant Event occurring under rule 11.1(d), continuing for as long as that person remains so bound or entitled.

11.4	If

(a)	a Relevant Event specified in rule 11.1(a) occurs; or

(b)	a change of Control occurs as a result of a Relevant Event specified in rule 11.1(b), or rule 11.1(c) or rule 11.1(d);

and, as a result of the change of Control, Shares will no longer satisfy the requirements of Part 4 of Schedule 4, Options may be exercised with the period of 20 days following the change of Control.

11.5	If the Board reasonably expects a Relevant Event to occur, the Board may make arrangements permitting Options to be exercised for a period of 20 days ending with the Relevant Event. If an Option is exercised under this rule 11.5, it will be treated as having been exercised in accordance with rule 11.3. If the Board makes provision for the exercise of Options under this rule 11.5:

(a)	if the Relevant Event occurs within 20 days of exercise, and the Option has not been exercised by the date of the Relevant Event, the Option shall lapse; and

(b)	if the Relevant Event does not occur within 20 days of the date of purported exercise, the Option shall be treated as not having been exercised.

11.6	If, as a result of a Relevant Event, a company has obtained Control of the Company each Option Holder may, by agreement with that company (the “Acquiring Company”) within the Rollover Period, release each Option (an “Old Option”) for a replacement option (a “New Option”). A New Option shall:

(a)	be over shares that satisfy the requirements of paragraphs 16 to 20 of Schedule 4 in the Acquiring Company (or some other company falling within paragraph 27(2)(b) of Schedule 4); and

(b)	be a right to acquire such number of those shares as have, immediately after grant of the New Option, a total Market Value substantially the same as the total Market Value of the shares subject to the Old Option immediately before its release; and

(c)	have an exercise price per share such that the total price payable on complete exercise of the New Option is substantially the same as the total price that would have been payable on complete exercise of the Old Option; and

(d)	so far as practicable, be on terms otherwise identical to the Old Option immediately before the Old Option’s release.

11.7	Any Rollover Period shall have the same duration as the applicable appropriate period defined in paragraph 26(3) of Schedule 4.

11.8	Any New Option granted under rule 11.6 shall be treated as having been acquired at the same time as the relevant Old Option for all other purposes of the Plan.

11.9	The Plan shall be interpreted in relation to any New Options as if references to:

(a)	the Company (except for those in the definitions of Constituent Company and Eligible Company) were references to the Acquiring Company (or to any other company whose shares are subject to the New Options, as the context may require); and

(b)	the Shares were references to the shares subject to the New Options.

11.10	The Company will remain the scheme organiser of the Plan (as defined in paragraph 2(2) of Schedule 4) following the release of Options and the grant of New Options under rule 11.6.

11.11	The Acquiring Company shall issue (or procure the issue of) an Option Certificate for each New Option.

11.12	In this rule 11 (other than rule 11.6), a person shall be deemed to have obtained Control of a company if he, and others acting with him, have obtained Control of it together.

11.13	If the shareholders of the Company receive notice of a resolution for the voluntary winding up of the Company, any Option may be exercised in the period before that resolution is withdrawn, rejected or passed.

11.14	The Board shall notify Option Holders (and Grantors other than the Company) of any event that is relevant to Options under this rule 11 within a reasonable period after the Board becomes aware of it.

12.	VARIATION OF SHARE CAPITAL

If there is any variation of the capital stock of the Company (whether that variation is a capitalisation issue (other than a dividend of shares), rights issue, consolidation, subdivision or reduction of capital or otherwise) that affects (or may affect) the value of Options to Option Holders, the Board may adjust the number and description of Shares subject to each Option and/or the Exercise Price of each Option in a manner that the Board, in its reasonable opinion, considers to be fair and appropriate. However:

(a)	adjustments to the Exercise Price may only be made in accordance with the provisions of paragraph 22 of Schedule 4;

(b)	any adjustment to the number of Shares may be made only in accordance with either paragraph 22 of Schedule 4 or a mechanism notified to the Option Holder at grant;

(c)	the total market value of the Shares subject to the Option is, immediately after the variation of share capital, substantially the same as immediately before the variation of share capital;

(d)	the amendment of any Option granted by a Grantor other than the Company shall require the consent of that Grantor (which shall not be unreasonably withheld);

(e)	the total amount payable on exercise of an Option immediately after the variation of capital stock must be substantially the same as immediately before the variation of share capital;

(f)	the Exercise Price for a Share to be newly issued on the exercise of any Option shall not be reduced below its par value (unless the Board resolves to capitalise, from surplus, an amount equal to the amount by which the total par value of the relevant Shares exceeds the total adjusted Exercise Price, and to apply such amount to pay-up the relevant Shares in full).

13.	NOTICES

13.1	Any notice or other communication given under or in connection with the Plan shall be in writing and shall be:

(a)	delivered by hand or by pre-paid first-class post or other next working day delivery service at the appropriate address;

For the purposes of this rule 13, the appropriate address means:

(i)	in the case of the Company, 21 Palmer Street, London, SW1H 0AD, United Kingdom , provided the notice is marked for the attention of the Chief Financial Officer;

(ii)	in the case of an Option Holder, his home address;

(iii)	if the Option Holder has died, and notice of the appointment of personal representatives has been given to the Company, any contact address they have specified in such notice; and

(iv)	in the case of any other Grantor, its registered office or such other address as has been notified in writing by the Grantor to the sender, provided the notice is marked for the attention of the person notified in writing to the sender,

(b)	sent by fax to the fax number notified in writing by the recipient to the sender; or

(c)	sent by email to the appropriate email address.

For the purposes of this rule 13, appropriate email address means:

(i)	in the case of the Company, niall.nolan@navigatorgas.com;

(ii)	in the case of the Option Holder, if he is permitted to receive personal emails at work, his work email address; and

(iii)	in the case of any other Grantor, any email address notified in writing by the Grantor to the sender.

13.2	Any notice or other communication given under this rule 13 shall be deemed to have been received:

(a)	if delivered by hand, on signature of a delivery receipt, or at the time the notice is left at the proper address;

(b)	if sent by pre-paid first-class post or other next working day delivery service, at 9.00 am on the third Business Day after posting, or at the time recorded by the delivery service;

(c)	if send by fax, at 9.00 am on the next Business Day after transmission; and

(d)	if sent by email, at 9.00 am on the next Business Day after sending.

13.3	This rule 13 does not apply to:

(a)	the service of any notice of exercise pursuant to rule 8.2; and

(b)	the service of any proceedings or other documents in any legal action or, where applicable, any arbitration or other method of dispute resolution.

14.	ADMINISTRATION AND AMENDMENT

14.1	The Plan shall be administered by the Board.

14.2	The Board may amend the Plan from time to time, but:

(a)	no amendment may be made to a Key Feature of the Plan if, as a result of the amendment, the Plan would no longer be a Schedule 4 CSOP;

(b)	no material amendment may apply to Options granted before the amendment was made:

(i)	if the Grantor is not the Company, without the consent of the Grantor (which shall not be unreasonably withheld); and

(ii)	without the consent of the Option Holder.

(c)	while the Company is subject to any requirement, or bound by any agreement, that this should be the case, no amendment may be made without the prior approval of the Company in general meeting if it would:

(i)	make the terms on which Options may be granted materially more generous; or

(ii)	increase any of the limits specified in rule 4 or rule 5; or

(iii)	change the definition of Eligible Employee to expand the class of potential Option Holders; or

(iv)	change rule 12 to the benefit of Option Holders,

unless it is a minor amendment to benefit the administration of the Plan, to take account of a change in legislation or to obtain or maintain favourable tax, exchange control or regulatory treatment for Option Holders or for the Company or any Eligible Company.

14.3	The cost of setting up and operating the Plan shall be borne by the Constituent Companies in proportions determined by the Board.

14.4	The Company shall ensure that at all times:

(a)	if the Company has restricted the number of Shares it can issue in its articles of incorporation, that is has sufficient authorised but unissued or treasury Shares available, taking into account any other obligations of the Company to issue Shares and to transfer Shares from treasury; and/or

(b)	arrangements are in place for any third party to transfer issued Shares,

to satisfy the exercise of all Options of which the Company is the Grantor.

14.5	Each Grantor other than the Company shall at all times:

(a)	keep sufficient issued Shares available; and/or

(b)	hold sufficient enforceable rights to subscribe for Shares, or to acquire issued Shares,

to satisfy the exercise of all Options granted by that Grantor.

14.6	The Board shall determine any question of interpretation and settle any dispute arising under the Plan. In such matters, the Board’s decision shall be final.

14.7	The Company and any other Grantor shall not be obliged to notify any Option Holder if an Option is due to lapse.

14.8	The Company, any other Grantor shall not be obliged to provide Option Holders with copies of any materials sent to the holders of Shares.

15.	GOVERNING LAW

The Plan and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales.

16.	JURISDICTION

16.1	Each party irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with the Plan or its subject matter or formation (including non-contractual disputes or claims).

16.2	Each party irrevocably consents to any process in any legal action or proceedings under rule 16.1 above being served on it in accordance with the provisions of the Plan relating to service of notices. Nothing contained in the Plan shall affect the right to serve process in any other manner permitted by law.

17.	THIRD PARTY RIGHTS

17.1	A person who is not a party to the Option shall not have any rights under or in connection with it as a result of the Contracts (Rights of Third Parties) Act 1999 except where such rights arise under any provision of the Plan for any employer or former employer of the Option Holder which is not a party.

This does not affect any right or remedy of a third party which exists, or is available, apart from that Act.

17.2	The rights of the parties to an Option to surrender, terminate or rescind it, or agree any variation, waiver or settlement of it, are not subject to the consent of any person that is not a party to the Option as a result of the Contracts (Rights of Third Parties) Act 1999.

18.	DATA PROTECTION

18.1	In accepting the grant of an Option each Option Holder consents to the collection, holding, processing and transfer of his Personal Data by the Company, any Grantor or any Constituent Company for all purposes connected with the operation of the Plan.

18.2	The purposes of the Plan referred to in rule 18.1 include, but are not limited to:

(a)	holding and maintaining details of the Option Holder’s Options;

(b)	transferring the Option Holder’s Personal Data to the trustee of an employee benefit trust, the Company’s registrars or brokers or any administrators of the Plan; and

(c)	transferring the Option Holder’s Personal Data to a bona fide prospective buyer of the Company or the Option Holder’s employer company or business unit (or the prospective buyer’s advisers), provided that the prospective buyer, and its advisers, irrevocably agree to use the Option Holder’s Personal Data only in connection with the proposed transaction and in accordance with the data protection principles set out in the Data Protection Act 1998; and

(d)	transferring the Option Holder’s Personal Data under rule 18.2(b) or rule 18.2(c) to a person who is resident in a country or territory outside the European Economic Area that may not provide the same statutory protection for the information as countries within the European Economic Area.